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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)1

                         AMERICAN ENERGY SERVICES, INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  025642208
         ---------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [ X ] Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 025642208                13G                  Page 2  of  8  Pages
          ---------------                                     ---   ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         Sidney J. McCarra
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group*     (a) [ ]
         Not Applicable                                        (b) [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           1,329,926
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         0
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           1,329,926
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  0
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         1,329,926
  ------------------------------------------------------------------------

    10.  Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                            [ ]

  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         11.07%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person
         IN
  ------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 025642208                13G                  Page  3  of  8 Pages
          ---------------                                     ---    ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         Patrick S. Elliot
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group*    (a) [ ]
         Not Applicable                                       (b) [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           1,857,457
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         0
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           1,857,457
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  0
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         1,857,457
  ------------------------------------------------------------------------

    10.  Check Box if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                           [ ]

  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         15.47%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person
         IN
  ------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 025642208                   13G                  Page 4 of 8 Pages
          ---------------                                    ---  ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         Larry S. Elliot
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group*    (a) [ ]
         Not Applicable                                       (b) [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           1,805,679
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         0
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           1,805,679
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  0
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         1,805,679
  ------------------------------------------------------------------------

    10.  Check Box if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                           [ ]

  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         15.04%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person
         IN
  ------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 025642208                   13G                  Page 5 of 8 Pages
          ---------------                                    ---  ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         Mark P. Elliot
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group    (a) [ ]
         Not Applicable                                      (b) [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           968,729
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         0
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           968,729
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  0
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         968,729
  ------------------------------------------------------------------------

    10.  Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                        [ ]

  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         8.07%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person
         IN
  ------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

 Item 1.

         (a) Name of Issuer: American Energy Services, Inc.

         (b) Address of Issuer's Principal Executive Office:
             7224 Lawndale, Houston, Texas 77012
 Item 2.

         (a) Name of Person Filing: This Schedule 13G is being filed for:
             Sidney J. McCarra
             Patrick S. Elliot
             Larry S. Elliot
             Mark P. Elliot

         (b) Address of Principal Business Office: The address of the principal business office of each Sidney J. McCarra, Patrick S. Elliot, Larry S. Elliot and Mark P. Elliot is:
              7224 Lawndale
              Houston, Texas 77012

         (c) Citizenship: Sidney J. McCarra, Patrick S. Elliot, Larry S. Elliot and Mark P. Elliot are all United States citizens.

         (d) Title of Class of Securities: Common Stock, par value $0.001 per share ("Common Stock").

         (e) CUSIP Number: 025642208

 Item 3. NOT APPLICABLE.

 Item 4. Ownership.
         (a) Amount beneficially owned: See Item 9 of cover pages.
         (b) Percent of class:          See Item 11 of cover pages.
         (c) Number of shares as to which the person has:
             (i)   Sole power to vote or to direct the vote


             (ii)  Shared power to vote or to direct the vote


             (iii) Sole power to dispose or to direct the disposition of


             (iv)  Shared power to dispose or to direct the disposition of


 See Items 5-8 of cover pages.

 Item 5. Ownership of Five Percent or Less of a Class
         Not Applicable.

 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
 percent of the class of securities, check the following [   ].

 Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         Not Applicable.

 Item 8. Identification and Classification of Members of the Group
         Not Applicable.

 Item 9. Notice of Dissolution of Group
         Not Applicable.

Item 10. Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: February 14, 2001

                                             By: /s/ Sidney J. McCarra
                                                 -------------------------------
                                                 Name:  Sidney J. McCarra
                                                 Title: Secretary


                                             By: /s/ Patrick S. Elliot
                                                 -------------------------------
                                                 Name:  Patrick S. Elliot
                                                 Title: President
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                                             By: /s/ Larry S. Elliot
                                                 -------------------------------
                                                 Name:  Larry S. Elliot
                                                 Title: Vice President


                                             By: /s/ Mark P. Elliot
                                                 -------------------------------
                                                 Name:  Mark P. Elliot
                                                 Title: Vice President